INDEPENDENT AUDITORS' CONSENT
The Board of Trustees
Evergreen Investment Trust:

With respect to this Post-Effective Amendment No. 47 to the Registration Statement (No. 2-94560) on Form N-1A of Evergreen Investment Trust, we consent to the incorporation by reference of our reports, dated October 16, and to the references to our Firm under the headings "Financial Highlights" in Part A of the Registration Statement and "Financial Statements" in Part B of the Registration Statement.

               *  Evergreen Florida Municipal Bond Fund

               *  Evergreen Georgia Municipal Bond Fund

               *  Evergreen North Carolina Municipal Bond Fund

               *  Evergreen South Carolina Municipal Bond Fund

               *  Evergreen Virginia Municipal Bond Fund

               *  Evergreen High Grade Tax Free Fund

               *  Evergreen Treasury Money Market Fund


By:  KPMG Peat Marwick LLP
KPMG Peat Marwick LLP
Pittsburgh, Pennsylvania
October 25, 1996